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                                                                    EXHIBIT 99.1


               Harvard Industries Announces Kingston-Warren Sale

                    Hutchinson, S.A., a French Corporation,
                Agrees to Purchase Subsidiary for $115 Million

         LEBANON, N.J., Sept. 13 /PRNewswire/ -- Harvard Industries, Inc. (Nasdaq: HAVA) announced today it has agreed to sell the assets of its Kingston-Warren subsidiary to Hutchinson, S.A., a French corporation, for $115 million in cash.

         The transaction is subject to certain adjustments and the assumption of certain liabilities. In addition, Hutchinson will agree to purchase certain transition services from Harvard for a period of up to 2 years from the date of the sale, which is expected to close by Sept. 30, 1999.

         The Company plans to use the proceeds to retire its long-term debt and revolving credit facility. In addition, residual proceeds from the sale and a new credit facility will fund the Company's ongoing operations and short-term strategic growth.

         Based in Farmington Hills, Mich., Kingston-Warren also operates manufacturing facilities in Wytheville, Va., Newfields, N.H., and Church Hill, Tenn., producing single- and multi-durometer sealing products and systems. Sales for fiscal 1999 are projected to be approximately $119 million.

         Lehman Brothers Inc. acted as financial advisors to Harvard Industries, Inc. in this transaction.

         Harvard Industries, Inc. designs, develops and manufactures a broad range of components for original equipment manufacturers, the automotive aftermarket, aerospace and industrial and construction equipment applications worldwide. Harvard's 4,200 employees at 15 plants in the United States and Canada produce total vehicle sealing systems, a variety of polymer products, electronics, high-strength steel assemblies and a wide array of high-strength aluminum, magnesium and iron products.

Caution On Forward-Looking Statements

         Statements herein regarding the Company's expected future performance, including the Company's ability to consummate transactions, constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. With respect to the Company's long-term business strategies, management has made certain assumptions regarding the Company's performance which may change or be affected by, among other things, customer demands for the Company's products, and adverse changes in general, market and industry conditions. In addition, there can be no assurance that the Company will be able to successfully identify, negotiate or complete any


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acquisitions or divestiture transaction, which the Company may currently be contemplating. Management believes that forward-looking statements are reasonable, however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

SOURCE Harvard Industries, Inc.



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